Tecogen Announces Fourth Quarter 2023 Results
Q4 2023 revenue of $5.9 million, an increase of 30.2% QoQ

WALTHAM, Mass., March 14, 2024 - Tecogen Inc. (OTCQX:TGEN), a leading manufacturer of clean energy products, reported revenues of $5.9 million and a net loss of $1.8 million for the quarter ended December 31, 2023 compared to revenues of $4.5 million, and a net loss of $1.4 million in 2022. The increase in net loss was primarily driven by an increase in bad debt reserves for installation projects from 2017 and increase in reserves for obsolete inventory.
Our Adjusted EBITDA loss narrowed to $527 thousand for the quarter ended December 31, 2023 compared to $1.1 million in 2022. For the year ended December 31, 2023 revenues were $25.1 million and the net loss was $4.5 million compared to revenues of $25.0 million, and net loss of $2.4 million for the same period in 2022. For the year the Adjusted EBITDA loss was $2.6 million in 2023 and $1.7 million respectively in 2022.
"During the 4th quarter we had positive cash flow from operations and a recovery in gross margin for our Services segment. We continue to execute on our strategy of increasing recurring cash flow from Energy and Services to cover our fixed costs. This will allow us to be cash flow positive while we secure profitable large dollar value projects.

Unlike in the past where our sales were predominantly small cogeneration projects for residential buildings in New York City, we are now seeing the market shift to multiple unit chiller and cogeneration projects nationwide. We recently received a 6 unit (3 hybrid chillers and 3 Inverde cogeneration units) as well as a 12 unit cogeneration order. We are now focused on securing additional multiple unit product orders that we expect will result in sustained profitability and growth. In fact, we are specified on large chiller projects for some iconic facilities that are on track to close later this year.

We are also receiving significant interest from customers who are limited in electrical capacity or facing sharp increases in peak electricity charges. We expect customer pain point to increase as electrification efforts place higher pressure on the ability of utilities to supply sufficient power. As a result, our proprietary software and utility demand response capabilities will give us a competitive advantage in securing new product orders and increased Services revenue.

Although we showed a significant net loss in Q4, this was driven by a $1 million increase in bad debt expense associated with old installation project receivables and obsolete inventory. We also performed much needed work on replacing engines in the Services fleet and site improvement work within our energy fleet. These costs and the obsolete inventory reserve drove down gross profit margins but are an essential investment to improve unit runtime going forward.

We have $1 million remaining on our credit line which will help us execute our factory move later this quarter, and our present cash position of $1.1 million." commented Abinand Rangesh, Tecogen's Chief Executive Officer.

Key Takeaways
Revenues
•Revenues for Q4 2023 were $5.9 million compared to $4.5 million for the same period in 2022, a 30.2% increase.
◦Products revenue was $1.8 million in Q4 2023 compared to $1.0 million in the same period in 2022, an increase of 76.6%, primarily due to increased chiller sales and cogeneration sales, which was offset partially by decreased sales of engineered accessories.
◦Services revenue was $3.6 million in Q4 2023 compared to $3.0 million in the same period in 2022, an increase of 19.1%, primarily due to revenue from acquired maintenance contracts.
◦Energy Production revenue increased 4.7%, to $542 thousand in Q4 2023 compared to $517 thousand in the same period in 2022.

•Revenues for the year ended December 31, 2023 were $25.1 million compared to $25.0 million for the same period in 2022, a 0.5% increase.
◦Products revenue was $8.9 million in the year ended December 31, 2023 compared to $11.2 million in the same period in 2022, a decrease of 20.6%, primarily due to decreased cogeneration sales, partially offset by increased chiller sales into our key market segments including controlled environment agriculture.
◦Services revenue was $14.5 million in the year ended December 31, 2023 compared to $12.1 million in the same period in 2022, an increase of 20.4%, primarily due to revenue from acquired maintenance contracts and a 4.8% increase in revenue from existing service contracts.
◦Energy Production revenue decreased 1.6%, to $1.76 million in the year ended December 31, 2023 compared to $1.79 million in the same period in 2022.

Net Loss and Earnings Per Share
•Net loss in Q4 2023 was $1.8 million compared to net loss of $1.4 million in Q4 2022, an increase of $0.4 million, primarily due to increased operating expenses. EPS was a net loss of $0.07/share and a net loss of $0.06 in Q4 2023 and Q4 2022, respectively.
•Net loss for the year ended December 31, 2023 was $4.6 million compared to net loss of $2.4 million in the comparable 2022 period, an increase of $2.2 million, due primarily to lower Products segment revenue and gross profit and an increase in operating expenses. EPS was a net loss of $0.19/share for the year ended December 31, 2023 compared to $0.10/share in 2022.
Loss from Operations
•Loss from operations for Q4 2023 increased to $1.8 million compared to a loss of $1.4 million for the same period in 2022 due to higher operating expenses.

•Loss from operations for the year ended December 31, 2023 was $4.4 million compared to a loss of $2.3 million for the same period in 2022, an increase of $2.1 million. The loss from operations increased due to lower revenue and gross profit margins in our Products segment and increased operating expenses.
Gross Profit and Gross Margin
•Gross profit for Q4 2023 was $2.3 million compared to $2.4 million in the fourth quarter of 2022. Gross margin was 39.8% in Q4 2023 quarter compared to 52.5% for the same period in 2022. Products margin decreased to 19.4% from 32.1% due to an increase in the provision for obsolete inventory, higher material costs, and increased product warranty costs. Services margin decreased to 51.3% from 60.1%, due to increased labor and material costs and an increase in the provision for obsolete inventory. In particular, as supply chain constraints for engines eased, we performed significant engine related replacements and upgrades which negatively impacted Service margins. Energy Production margin decreased to 30.3% in Q4 2023 from 47.7% in the comparable period in 2022 due to increased costs incurred to repair certain of our energy sites.
•Gross profit for the year ended December 31, 2023 decreased to $10.2 million compared to $11.1 million in the same period in 2022, a decrease of $0.9 million. Gross margin decreased to 40.6% in the year ended December 31, 2023 compared to 44.3% for the same period in 2022. Products margin decreased to 33.1% from 33.5%, due primarily to increased provisions for obsolete inventory. Services margin decreased to 45.5% from 54.2%, due to increased labor and material costs and an increase in the provision for obsolete inventory. In particular, as supply chain constraints for engines eased, we performed a significant number of engine replacements in the year ended December 31, 2023 which negatively impacted Services margins. Energy Production margin deceased to 37.1% from 44.2% due to increased costs incurred to repair certain of our energy sites.

Operating Expenses

•Operating expenses increased 10.2% to $4.2 million in Q4 2023 compared to $3.8 million in the same period in 2022 due primarily to an increase in bad debt expense, due to certain install receivables which were deemed uncollectible, increases in depreciation and amortization, travel, and business insurance, which are attributable in part to the Aegis acquisition.
•Operating expenses increased by $1.2 million, or 8.9% to $14.6 million for the year ended December 31, 2023 compared to $13.4 million in the same period in 2022 due primarily to an increase in bad debt expense due to certain install receivables which were deemed uncollectible, increases in depreciation and amortization, travel, and business insurance, which are attributable in part to the Aegis acquisition.

Adjusted EBITDA(1) was negative $527 thousand for the fourth quarter of 2023 compared to negative $1.1 million for the fourth quarter of 2022. Adjusted EBITDA(1) was negative $2.6 million for the year ended December 31, 2023 compared to negative $1.7 million for the comparable period in 2022. (Adjusted EBITDA is defined as net income or loss attributable to Tecogen, adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on equity securities, goodwill impairment charges, inventory writedowns, bad debt provision and other non-cash non-recurring charges or gains including abandonment of intangible assets and the extinguishment of debt. See the table following the Condensed Consolidated Statements of

Operations for a reconciliation from net income (loss) to Adjusted EBITDA, as well as important disclosures about the company's use of Adjusted EBITDA).
Conference Call Scheduled for March 14, 2024, at 9:30 am ET
Tecogen will host a conference call on March 14, 2024 to discuss the fourth quarter results beginning at 9:30 AM eastern time. To listen to the call please dial (877) 407-7186 within the U.S. and Canada, or (201) 689-8052 from other international locations. Participants should ask to be joined to the Tecogen Fourth Quarter 2023 earnings call. Please begin dialing 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The earnings conference call will be webcast live. To view the associated slides, register for and listen to the webcast, go to https://ir.tecogen.com/ir-calendar. Following the call, the recording will be archived for 14 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call. To listen to the playback, dial (877) 660-6853 within the U.S. and Canada, or (201) 612-7415 from other international locations and use Conference Call ID#: 13672659.
About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company provides cost effective, environmentally friendly and reliable products for energy production that nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 35 years, Tecogen has shipped more than 3,200 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde e+, Tecochill, Tecopower, Tecofrost, Tecopack, and Ultera are registered trademarks of Tecogen Inc.
Forward Looking Statements

This press release and any accompanying documents, contain “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan,"  "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

In addition to those factors described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and on our Form 8-K, under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth.

In addition to GAAP financial measures, this press release includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures.
Tecogen Media & Investor Relations Contact Information:

Abinand Rangesh
P: 781-466-6487
E: Abinand.Rangesh@tecogen.com

TECOGEN INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,351,270	$1,913,969
Accounts receivable, net	6,735,337	6,714,122
Employee retention credit receivable	46,147	713,269
Unbilled revenue	1,258,532	1,805,330
Inventory, net	10,553,419	10,482,729
Prepaid and other current assets	360,639	401,189
Total current assets	20,305,344	22,030,608
Property, plant and equipment, net	1,162,577	1,407,720
Right of use assets	943,283	1,245,549
Intangible assets, net	2,436,230	997,594
Goodwill	2,743,424	2,406,156
Other assets	201,771	165,230
TOTAL ASSETS	$27,792,629	$28,252,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Related party loan	$505,505	$—
Accounts payable	4,514,415	3,261,952
Accrued expenses	2,504,629	2,384,447
Deferred revenue, current	1,647,206	1,115,627
Lease obligations, current	289,473	687,589
Acquisition liabilities, current	845,363	—
Unfavorable contract liabilities, current	176,207	236,705
Total current liabilities	10,482,798	7,686,320

Long-term liabilities:
Deferred revenue, net of current portion	369,611	371,823
Lease obligations, net of current portion	683,307	623,452
Acquisition liabilities, net of current portion	1,181,779	—
Unfavorable contract liability, net of current portion	422,839	583,512
Total liabilities	13,140,334	9,265,107
Stockholders’ equity:
Tecogen Inc. shareholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,850,261 and 24,850,261 issued and outstanding at December 31, 2023 and 2022, respectively	24,850	24,850
Additional paid-in capital	57,601,402	57,351,008
Accumulated deficit	(42,879,656)	(38,281,548)
Total Tecogen Inc. stockholders’ equity	14,746,596	19,094,310
Noncontrolling interest	(94,301)	(106,560)
Total stockholders’ equity	14,652,295	18,987,750
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,792,629	$28,252,857

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	December 31, 2023	December 31, 2022
Revenues
Products	$1,765,390	$999,771
Services	3,591,310	3,014,586
Energy production	541,613	517,230
	5,898,313	4,531,587
Cost of sales
Products	1,422,325	678,855
Services	1,749,347	1,202,800
Energy production	377,379	270,693
	3,549,051	2,152,348
Gross profit	2,349,262	2,379,239
Operating expenses
General and administrative	3,461,807	3,267,067
Selling	504,716	238,863
Research and Development	214,320	195,747
Gain on sales of assets	(16,257)	—
Long-lived asset impairment	—	76,049
Total operating expenses	4,164,586	3,777,726
Loss from operations	(1,815,324)	(1,398,487)
Other income (expense)
Interest and other income (expense)	(24,442)	(12,157)
Interest expense	(7,421)	(415)
Unrealized loss on investment securities	18,749	(18,749)
Total other expense, net	(13,114)	(31,321)
Loss before income taxes	(1,828,438)	(1,429,808)
Income tax provision	239	—
Consolidated net loss	(1,828,677)	(1,429,808)
Income attributable to the noncontrolling interest	(17,720)	5,402
Net loss attributable to Tecogen Inc	(1,846,397)	(1,424,406)
Net loss per share - basic	$(0.07)	$(0.06)
Weighted average shares outstanding - basic	24,850,261	24,850,261
Net loss per share - diluted	$(0.07)	$(0.06)
Weighted average shares outstanding - diluted	24,850,261	24,850,261

	Three Months Ended
	December 31, 2023	December 31, 2022
Non-GAAP financial disclosure (1)
Net loss attributable to Tecogen Inc	$(1,846,397)	$(1,424,406)
Interest expense, net	7,421	415
Provision for income taxes	239	—
Depreciation and amortization, net	107,933	103,381
EBITDA	(1,730,804)	(1,320,610)
Stock-based compensation	75,683	79,431
Unrealized loss on securities	(18,749)	18,749
Inventory write down	402,883	—
Long-lived asset impairment	—	76,049
Bad debt provision	744,248	—
Adjusted EBITDA	$(526,739)	$(1,146,381)

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Years Ended
	December 31, 2023	December 31, 2022
Revenues
Products	$8,859,946	$11,156,099
Services	14,523,054	12,060,661
Energy production	1,756,419	1,785,854
	25,139,419	25,002,614
Cost of sales
Products	5,923,096	7,413,320
Services	7,909,202	5,525,493
Energy production	1,105,503	996,990
	14,937,801	13,935,803
Gross profit	10,201,618	11,066,811
Operating expenses:
General and administrative	11,880,389	10,909,251
Selling	1,931,037	1,811,085
Research and development	840,011	732,873
Gain on sale of assets	(36,207)	(41,931)
Long-lived asset impairment	—	4,674
Total operating expenses	14,615,230	13,415,952
Loss from operations	(4,413,612)	(2,349,141)
Other income (expense)
Interest and other income (expense)	(61,003)	(34,713)
Interest expense	(16,050)	(16,255)
Unrealized gain on marketable securities	—	18,749
Total other expense, net	(77,053)	(32,219)
Loss before income taxes	(4,490,665)	(2,381,360)
State income tax provision	32,491	16,352
Consolidated net loss	(4,523,156)	(2,397,712)
Income attributable to the noncontrolling interest	(74,952)	(50,215)
Net loss attributable to Tecogen Inc.	$(4,598,108)	$(2,447,927)
Net loss per share - basic	$(0.19)	$(0.10)
Weighted average shares outstanding - basic	24,850,261	24,850,261
Net loss per share - diluted	$(0.19)	$(0.10)
Weighted average shares outstanding -diluted	24,850,261	24,850,261

	Years Ended
	December 31, 2023	December 31, 2022
Non-GAAP financial disclosure (1)
Net loss attributable to Tecogen Inc	$(4,598,108)	$(2,447,927)
Interest expense, net	16,050	16,255
Provision for income taxes	32,491	16,352
Depreciation and amortization, net	567,712	428,348
EBITDA	(3,981,855)	(1,986,972)
Stock-based compensation	250,394	334,149
Unrealized loss on investment securities	—	(18,749)
Inventory writedown	402,883	—
Long-lived asset impairment	—	4,674
Bad debt provision	744,248	—
Adjusted EBITDA	$(2,584,329)	$(1,666,898)

(1) Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (net income (loss) attributable to Tecogen Inc adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges including abandonment of certain intangible assets, extinguishment of debt, inventory writedown and bad debt provision), which is a non-GAAP measure.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Years Ended
	December 31, 2023	December 31, 2022
Consolidated loss	$(4,523,156)	$(2,397,712)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, accretion and amortization, net	567,712	428,348
Long-lived asset impairment	—	4,674
Gain on sale of assets	(36,207)	(41,931)
Provision for doubtful accounts receivable	902,432	(70,987)
Provision for litigation	—	150,000
Provision for inventory reserve	402,883	107,000
Unrealized gain on investment securities	—	(18,749)
Stock-based compensation	250,394	334,149
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(81,195)	2,401,904
Inventory, net	(82,525)	(2,824,740)
Unbilled revenue	56,994	1,452,860
Prepaid expenses and other current assets	40,550	177,612
Other non-current assets	265,725	625,320
Increase (decrease) in:
Accounts payable	1,161,416	(246,401)
Accrued expenses	128,869	(109,282)
Deferred revenue	543,842	(678,758)
Other current liabilities	(421,049)	(645,236)
Net cash used in operating activities	(823,315)	(1,351,929)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(46,851)	(314,879)
Proceeds on sale of property and equipment	34,655	72,655
Purchases of intangible assets	—	(29,505)
Payment for business acquisition	(170,000)	—
Distributions to noncontrolling interest	(62,693)	(76,836)
Net used in investing activities	(244,889)	(348,565)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party note	505,505	—
Net cash provided by financing activities	505,505	—
Change in cash and cash equivalents	(562,699)	(1,700,494)
Cash and cash equivalents, beginning of the year	1,913,969	3,614,463
Cash and cash equivalents, end of the year	$1,351,270	$1,913,969
Supplemental disclosure of cash flow information:
Cash paid for interest	$10,926	$14,597
Cash paid for taxes	$32,491	$16,352